FORM 4
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

___ Form 3 Holdings Reported

___ Form 4 Transactions Reported

1.   Name and Address of Reporting Person

     Robert L. Delaney
     2520 Schilling Street, Suite B
     Missoula, MT 59801

2.   Issuer Name and Ticker or Trading Symbol

     Intrepid Technology & Resources, Incorporated fka Iron Mask Mining Co.

3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

4.   Statement for Month/Year

     April, 2002

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer (Check all applicable)

     X     Director                           ____     10% Owner


     ____  Officer (give title below)         ____     Other (specify below)

Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Security    Transactio    Transaction   Securities Acquired (A) or Disposed   Amount of         Ownership     Nature of
                     n Date        Code          of (D)                                Securities        Form:         Indirect
                     (Month/Da                                                         Beneficially      Direct (d)    Beneficial
                     y/Year)                                                           Owned at End      or Indirect   Ownership
                                                                                       of Month          (I)
                                                 Amount    (A) or (D)     Price
Common Stock         4/18/02       S             10,000      D             .13         4,147,378         D
Common Stock         4/18/02       S              5,000      D             .19         4,142,378         D
Common Stock         4/2/02        S              3,077      D             .26         4,139,301         D
Common Stock         4/29/02       S                255      D             .14         4,139,046         D
Common Stock         4/25/02       S             31,923      D                         4,107,123         D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

Title of    Convers    Transacti  Transa  Number of     Date,         Title and Amount  Price of  Number       Owners       Nature
Derivative  ion or     on Date    ction   Derivative    Exercisable   of Underlying     Derivati  of           hip of       of
Security    Exercise   (Month/D   Code    Securities    and           Securities        ve        Derivativ    Derivati     Indirect
            Price of   ay/Year)           Acquired (A)  Expiration                      Security  e            Securities   Benefici
            Derivati                      or Disposed   Date                                      Securities   Beneficial   al
            ve                            of (D)                                                  Beneficially ly Owned     Owner
            Security                                                                              Owned at     at End of    ship
                                                                                                  End of       Month
                                                                                                  Month
                                          (A)   (D)     Date    Expir Title   Amount
                                                        Exercis ation         or
                                                        able    Date          Number
                                                                              of
                                                                              Shares



Explanation of Responses:


                                   /s/ Robert L. Delaney                 5/15/02
                                   ---------------------                 -------
                                **Signature of Reporting Person             Date